Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.

April 7, 2026

Five Point Holdings, LLC

2000 FivePoint, 4th Floor

Irvine, California 92618

Re:	Registration Statement on Form S-8; 7,500,000 Class A Common Shares

To the addressee set forth above:

We have acted as special counsel to Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the proposed issuance of an aggregate of 7,500,000 Class A Common Shares of the Company (the “Shares”), pursuant to the Company’s Amended and Restated 2023 Incentive Award Plan (the “2023 Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and we express no opinion with respect to any other laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients and have been issued by the Company against payment therefor in the circumstances contemplated by the 2023 Plan, assuming that the individual issuances, grants or awards under the 2023 Plan are duly authorized by all necessary limited liability company action and duly granted or awarded and exercised in accordance with the requirements of law and the 2023 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued and, under the Delaware LLC Act, recipients will have no obligation to make further payments for their purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

April 7, 2026

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,